PRESS RELEASE

OM GROUP ANNOUNCES NEW $350 MILLION CREDIT FACILITY

CLEVELAND – September 6, 2013 - OM Group, Inc. (NYSE: OMG) announced today that it has entered into a new five-year senior secured revolving credit facility, replacing its previous credit facility that was scheduled to expire in August 2016. The new facility provides for $350 million of revolving borrowing capacity and includes an expansion option of up to an additional $150 million, subject to certain conditions. Borrowings under the facility are subject to a pricing grid with initial borrowings priced at LIBOR plus 112.5 basis points. The facility was arranged by PNC Bank, NA with participation from nine other banks with existing relationships with the Company.

“We are pleased to have the support of our banks for our growth strategy, including synergistic acquisitions,” said Christopher M. Hix, Chief Financial Officer of OM Group, Inc.  "This new credit facility includes attractive pricing and flexibility, recognizing our strong financial condition and more predictable business profile following the recent divestitures of our commodity businesses. The new facility, along with existing cash balances and future cash flows, gives us ample capacity to fund our operating and strategic growth.”

About OM Group

OM Group is a technology-based industrial growth company serving attractive global markets, including automotive systems, electronic devices, aerospace, industrial and renewable energy. Its business platforms use innovative technologies and expertise to address customers' complex applications and demanding requirements. For more information, visit the Company's website at www.omgi.com.

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OM Group Contact: Rob Pierce, Vice President, Finance, +1.216.263.7489